Exhibit 10.1

AMENDED AND RESTATED
ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT is entered into as of January 1, 2006, by and between Senior Housing Properties Trust, a Maryland real estate investment trust (the “Company”), Reit Management & Research LLC, a Delaware limited liability company, successor in interest to Reit Management & Research, Inc. (the “Advisor”), and, solely with respect to certain non-competition covenants in Section 14 of this Agreement, Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy.

WHEREAS, the Company and the Advisor are parties to an Advisory Agreement, dated as of October 12, 1999 (as amended, the “Original Agreement”), and Barry M. Portnoy and Gerard M. Martin are parties to the Original Agreement solely with respect to certain covenants in Section 14 thereof;

WHEREAS, the Company, through its Independent Trustees (as hereinafter defined), has requested that the Original Agreement be amended to add Adam D. Portnoy as a party thereto solely with respect to Section 14 of the Original Agreement with respect to certain non-competition covenants, and the Company and Adam D. Portnoy have agreed to that amendment; and

WHEREAS, in connection with that amendment, the parties hereto desire to restate the Original Agreement, as so amended;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:

1.             General Duties of the Advisor. The Advisor shall use its best efforts to present to the Company a continuing and suitable investment program consistent with the investment policies and objectives of the Company. Subject to the supervision of the Company’s Board of Trustees (the “Trustees”) and under their direction, and consistent with the provisions of the Company’s Declaration of Trust, the Advisor shall:

(a)           serve as the Company’s investment advisor, with its obligations to include providing research and economic and statistical data in connection with the Company’s investments and recommending changes in the Company’s investment policies, when appropriate;

(b)           investigate and evaluate investment, financing and refinancing opportunities and make recommendations concerning these opportunities to the Trustees;

(c)           manage the Company’s short-term investments, including the acquisition and sale of money market instruments in accordance with the Company’s policies;

(d)           administer the day-to-day operations of the Company;

(e)           investigate, negotiate and enter into appropriate contracts on behalf of the Company with individuals, corporations and other entities (i) for the purchase, lease or servicing of real estate and related interests and otherwise in furtherance of the investment activities of the Company and (ii) for the financing and refinancing of investments and otherwise in furtherance of the financing activities of the Company;

(f)            upon request of the Trustees, act as attorney-in-fact or agent in acquiring and disposing of investments and funds of the Company and in handling, prosecuting and settling any claims of the Company;

(g)           obtain for the Company, when appropriate, the services of property managers or management firms to perform customary property management services with regard to the real estate properties owned by or in the possession of the Company, and perform such supervisory or monitoring services on behalf of the Company with respect to the activities of those property managers or management firms as would be performed by a prudent owner, including but not limited to supervising the activities of property managers or management firms, visiting the properties, participating in property management budgeting, reviewing the accounting of property income and expenses, reporting on the financial status of the properties and reviewing and approving marketing plans, but excluding the actual on-site property management functions performed by said property managers or management firms;

(h)           obtain for the Company other services as may be required for other activities relating to the investment portfolio of the Company;

(i)            administer the day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Company, contract for audits and prepare or cause to be prepared reports as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended (as in effect from time to time, the “Internal Revenue Code”), the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(j)            provide office space, office equipment and the use of accounting or computing equipment when required, and provide personnel necessary for the performance of the foregoing services; and

(k)           from time to time, or at any time requested by the Trustees, make reports to the Trustees of its performance of the foregoing services to the Company.

In performing its services under this Agreement, the Advisor may utilize facilities, personnel and support services of various of its Affiliates (as defined below). The Advisor shall be responsible for paying such Affiliates for their personnel and support services and facilities out of its own funds. Notwithstanding the above, the Company may request, and will pay for the direct costs of, services provided by Affiliates of the Advisor provided that such request is approved by a majority vote of the Trustees who are not Affiliates of the Advisor (the “Independent Trustees”).

As used in this Agreement, the term “Affiliate” means, as to the Advisor, (i) any other Person (as defined below) directly or indirectly controlling, controlled by or under common control with the Advisor, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of the Advisor, or (iii) any officer, director, trustee, employee or general partner of the Advisor or of any Person controlling, controlled by or under common control with the Advisor. The term “Person” means and includes individuals, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other entities.

In performing its services hereunder with respect to the Company, the Advisor shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time. In addition, the Advisor shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures Regarding Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

2.             Bank Accounts. The Advisor shall establish and maintain one or more bank accounts in its own name or in the name of the Company, and shall collect and deposit into the account or accounts and disburse therefrom any monies on behalf of the Company; provided that no funds in any account shall be commingled with any funds of the Advisor or any other Person. The Advisor shall from time to time render an appropriate accounting of collections and payments to the Trustees and to the auditors of the Company.

3.             Records. The Advisor shall maintain appropriate books of account and records relating to services performed pursuant to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

4.             Information Furnished Advisor. The Trustees shall at all times keep the Advisor fully informed with regard to the investment policies of the Company, the capitalization policy of the Company, and generally the Trustees’ then-current intentions as to the future of the Company. In particular, the Company shall notify the Advisor promptly of its intention to sell or otherwise dispose of any of the Company’s investments or to make any new investment. The Company shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants and other information with regard to its affairs as the Advisor may from time to time reasonably request. The Company shall retain legal counsel and accountants to provide legal and accounting advice and services as the Advisor or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Company, and shall have legal or accounting opinions and advice as the Advisor shall reasonably request.

5.             REIT Qualification. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from any action (including, without limitation, the furnishing or rendering of services to tenants of property or managing real property) which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Advisor in writing, would (a) adversely affect the status of the Company as a real estate investment trust as defined and limited in the Internal Revenue Code or the regulations and rulings thereunder or which would make the Company subject to the Investment Company Act of 1940, as amended, or (b) violate any law, rule, regulation or statement of policy or any governmental body or agency having jurisdiction over the Company or over its securities, or (c) otherwise not be permitted by the Declaration of Trust or Bylaws of the Company, as in effect from time to time, except if the action shall be ordered by the Trustees, in which event the Advisor shall promptly notify the Trustees of the Advisor’s judgment that the action would adversely affect the Company’s status or violate any law, rule or regulation or the Declaration of Trust or Bylaws of the Company and shall refrain from taking the action pending further clarification or instructions from the Trustees. In addition, the Advisor shall take affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Advisor in writing, would prevent or cure any action described in (a), (b) or (c) above.

6.             Self-Dealing. Neither the Advisor nor any Affiliate of the Advisor shall, directly or indirectly, sell any property or assets to the Company or purchase any property or assets from the Company, lease any property from the Company or borrow any money from the Company, except as approved by a majority of the Independent Trustees. In addition, except as otherwise provided in Sections 1, 9 or 10 hereof, or except as approved by a majority of the Independent Trustees, neither the Advisor nor any Affiliate of the Advisor shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Company or any joint venture or partnership in which the Company is a party. The foregoing prohibitions shall not apply to the leases affecting three nursing homes between the Company and an Affiliate of the Advisor, which leases were entered into by the Company’s predecessor in interest prior to the date of this Agreement.

7.             No Partnership or Joint Venture. The Company and the Advisor are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Advisor have joint interests in any one or more investments shall be construed so as to make them such partners or joint venturers or impose any liability on either of them.

8.             Fidelity Bond. The Advisor shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

9.             Compensation. The Advisor shall be paid an advisory fee (the “Advisory Fee”) for the services rendered by it to the Company pursuant to this Agreement. The Advisory Fee for each full fiscal year of the Company shall equal the sum of one-half of one percent (0.5%) of the Annual Average Transferred Assets (as defined below), plus seven-tenths of one percent (0.7%) of the Annual Average Invested Capital (as defined below) up to $250,000,000, plus one-half of one percent (0.5%) of the Annual Average Invested Capital equal to or exceeding

$250,000,000. The Advisory Fee shall be prorated for any partial fiscal year of the Company during the term of this Agreement. In addition, the Advisor shall be paid an annual incentive fee (the “Incentive Fee”) for each fiscal year of the Company, commencing with the Company’s fiscal year ending December 31, 2000, consisting of a number of shares of the Company’s common shares of beneficial interest (“Common Shares”) with an aggregate value (determined as provided below) equal to fifteen percent (15%) of the product of (i) the weighted average Common Shares of the Company outstanding on a diluted basis during such fiscal year and (ii) the excess if any of FFO Per Share (as defined below) for such fiscal year over the FFO Per Share for the preceding fiscal year; provided however, in no event shall the Incentive Fee payable in respect of any fiscal year exceed $.02 multiplied by the weighted average number of Common Shares outstanding on a diluted basis during such fiscal year. (The Advisory Fee and Incentive Fee are hereinafter collectively referred to as the “Fees”). No Incentive Fee shall be payable for the Company’s fiscal year ending December 31, 1999.

For purposes of this Agreement: “Annual Average Transferred Assets” of the Company, for any fiscal year, means the daily weighted average during such fiscal year (or, in the case of the Company’s fiscal year ending December 31, 1999, during the period commencing with the date hereof and ending on December 31, 1999) of the aggregate book value of the Transferred Assets (including capitalized closing costs and costs which may be allocated to intangibles or are unallocated), before depreciation, reserves for bad debts and other similar noncash items. “Annual Average Invested Capital” of the Company, for any fiscal year, means the daily weighted average during such fiscal year (or, in the case of the Company’s fiscal year ending December 31, 1999, during the period commencing with the date hereof and ending on December 31, 1999) of the aggregate historical cost of the consolidated assets of the Company, excluding the Transferred Assets, invested, directly or indirectly, in equity interests in and loans secured by real estate and personal property owned in connection with such real estate (including capitalized closing costs and costs which may be allocated to intangibles or are unallocated), before depreciation, reserves for bad debts and other similar noncash items. “FFO Per Share,” for any fiscal year, means (i) the Company’s consolidated net income, computed in accordance with generally accepted accounting principles, before gain or loss on sale of properties and extraordinary items, depreciation and other non-cash items, including the Company’s pro rata share of the funds from operations (determined in accordance with this clause) for such fiscal year of (A) any unconsolidated subsidiary and (B) any entity for which the Company accounts by the equity method of accounting, divided by (ii) the weighted average number of Common Shares outstanding on a diluted basis during such fiscal year; and “Transferred Assets” means the assets owned by the Company and its subsidiaries on the date hereof. FFO Per Share for the Company’s fiscal year ending December 31, 1999 shall be calculated on a pro forma basis adjusted as if the transactions described in the notes to the unaudited pro forma consolidated financial statements of the Company contained in the Company’s Registration Statement No. 333- 69703 filed with the Securities and Exchange Commission (as amended through the date hereof) had occurred as of January 1, 1999.

The Advisory Fee shall be computed and payable by the Company on a year to date basis within thirty (30) days following the end of each fiscal month. These computations shall be based upon the Company’s monthly or quarterly financial statements, as the case may be, and shall be in reasonable detail. The Incentive Fee shall be computed and payable by the Company within thirty (30) days following the public availability of the Company’s annual audited financial statements for each fiscal year. A copy of the computations shall promptly be delivered to the Advisor accompanied by payment of the Fees shown thereon to be due and payable.

The aggregate Fees payable for each fiscal year shall be subject to adjustment as of the end of each that year. On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to the Advisor an Officer’s Certificate (a “Certificate”) reasonably acceptable to the Advisor and certified by an authorized officer of the Company setting forth (i) the Annual Average Transferred Assets, the Annual Average Invested Capital and FFO Per Share for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable for the fiscal year. The Certificate shall be accompanied by an examination of the calculation of Annual Average Invested Capital and FFO Per Share by the Company’s independent certified public accountants.

If the aggregate Fees payable for any fiscal year as shown in the Certificate exceed the aggregate amounts previously paid by the Company, the Company shall pay the deficit to the Advisor at the time of delivery of the Certificate.

If the aggregate Fees payable for any fiscal year as shown in the Certificate are less than the aggregate amounts previously paid by the Company, the Company shall specify in the Certificate whether the Advisor should (i) refund to the Company an amount equal to the difference or (ii) grant the Company a credit against the Fees next coming due in the amount of the difference until that amount has been fully paid or otherwise discharged.

Payment of the Incentive Fee shall be made by issuance of Common Shares. The number of shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Common Shares on the New York Stock Exchange during the month before the end of the fiscal year for which the computation is made.

10.           Additional Services.

(a)           The Advisor shall provide to the Company an internal audit function meeting applicable requirements of the New York Stock Exchange and the Securities and Exchange Commission and otherwise in scope approved by the Company’s Audit Committee commencing as of October 1, 2003. As additional compensation payable pursuant to Section 10 to the Advisor for such additional services, the Company agrees to reimburse the Advisor, within 30 days of the receipt of the invoice therefor, for a pro rata share (as agreed to by the Independent Trustees from time to time) of the following costs of the Advisor:

(i)            employment expenses of the Advisor’s internal audit manager and other employees of the Advisor actively engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(ii)           the reasonable travel and other out-of-pocket expenses of the Advisor relating to the activities of the Advisor’s internal audit manager and other of the Advisor’s employees actively engaged in providing internal audit services and the reasonable third party expenses which the Advisor incurs in connection with its provision of internal audit services.

(b)           If, and to the extent that, the Company shall request the Advisor to render services on behalf of the Company other than those required to be rendered by the Advisor in accordance with the terms of this Agreement, those additional services shall be compensated separately on terms to be agreed upon between the Advisor and the Company from time to time. In addition, the Company may make awards to the employees of the Advisor and others under the Company’s 1999 Incentive Share Award Plan or any plan adopted by the Company from time to time in replacement thereof.

11.           Expenses of the Advisor. Without regard to the compensation received by the Advisor from the Company pursuant to this Agreement, the Advisor shall bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)           employment expenses of the personnel employed by the Advisor, including but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)           fees and travel and other expenses paid to directors, officers and employees of the Advisor, except fees and travel and other expenses of persons who are Trustees or officers of the Company incurred in their capacities as Trustees or officers of the Company;

(c)           rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Advisor, except to the extent those expenses may relate solely to an office maintained by the Company separate from the office of the Advisor, if any; and

(d)           miscellaneous administrative expenses incurred in supervising,  monitoring and inspecting real property and other investments of the Company or relating to performance by the Advisor of its obligations hereunder.

12.           Expenses of the Company. Except as expressly otherwise provided in this Agreement, the Company shall pay all its expenses not payable by the Advisor, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Advisor:

(a)           the cost of borrowed money;

(b)           taxes on income and taxes and assessments on real property, if any, and all other taxes applicable to the Company;

(c)           legal, auditing, accounting, underwriting, brokerage, listing,  reporting,  registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and stock exchange listing of the Company’s securities, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(d)           expenses of organizing, restructuring, reorganizing or terminating the Company, or of revising, amending, converting or modifying the Company’s organizational documents;

(e)           fees and travel and other expenses paid to Trustees and officers of the Company in their capacities as such (but not in their capacities as officers or employees of the Advisor) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(f)            expenses directly connected with the acquisition, disposition or ownership of real estate interests or other property (including the costs of foreclosure,  insurance premiums,  legal services, brokerage and sales commissions,  maintenance,  repair, improvement and local management of property), other than expenses with respect thereto of employees of the Advisor, to the extent that those expenses are to be borne by the Advisor pursuant to Section 11 above;

(g)           all insurance costs incurred in connection with the Company (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which the Company is a party;

(h)           expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company;

(i)            all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities;

(j)            legal, accounting and auditing fees and expenses; and

(k)           expenses relating to any office or office facilities maintained by the Company separate from the office of the Advisor.

13.           Limits of Advisor Responsibility. The Advisor assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Advisor. The Advisor, its shareholders, directors, officers, employees, agents and Affiliates will not be liable to the Company, its shareholders, or others, except by reason of acts constituting bad faith, willful or wanton misconduct or gross negligence. The Company shall reimburse, indemnify and hold harmless the Advisor, its shareholders, directors, officers and employees, agents and Affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of the Advisor undertaken in good faith and in accordance with the standard set forth above pursuant to the authority granted to it by this Agreement.

14.           Other Activities of the Advisor and its Stockholders. Nothing herein shall prevent the Advisor from engaging in other activities or businesses or from acting as advisor to any other Person (including other real estate investment trusts) even though that Person has investment policies and objectives similar to those of the Company; provided, however, that none of the Advisor, Barry M. Portnoy, Gerard M. Martin nor Adam D. Portnoy shall provide advisory services to, make competitive direct investment in or, in the case of Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy, serve as a director or officer of, any other real estate investment trust which is principally engaged in the business of ownership of senior apartments, congregate communities, assisted living or nursing home properties without the consent of a majority of the Independent Trustees. The Advisor shall be free from any obligation to present to the Company any particular investment opportunity which comes to the Advisor. In addition, except as expressly provided herein, nothing herein shall prevent any stockholder or Affiliate of the Advisor from engaging in any other business or from rendering services of any kind to any other corporation, partnership or other entity (including competitive business activities). Without limiting the foregoing provisions, the Advisor agrees, upon the request of any Trustee of the Company, to disclose certain investment information concerning the Advisor or certain of its Affiliates, provided, however, that the disclosure shall be required only if it does not constitute a breach of any fiduciary duty or obligation of Advisor.

Directors, officers, employees and agents of the Advisor or of its Affiliates may serve as Trustees, officers, employees, agents, nominees or signatories of the Company. When executing documents or otherwise acting in capacities for the Company, these persons shall use their respective titles in the Company.

15.           Term, Termination. The initial term of the Original Agreement is now scheduled to expire December 31, 2006. The term of this Agreement is renewable periodically thereafter by the Company, if a majority of the Independent Trustees determine that the Advisor’s performance has been satisfactory.

Paragraph 18 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in paragraph 18, a termination shall be without further liability of either party to the other than for breach or violation of this Agreement prior to termination.

16.           Assignment. The Company may terminate this Agreement at any time in the event of its assignment by the Advisor except an assignment to a corporation, partnership, trust or other successor entity which may take over the property and carry on the affairs of the Advisor; provided that, following a permitted assignment, the persons who controlled the operations of the Advisor immediately prior to the assignment shall control the operation of the successor, including the performance of its duties under this Agreement, and this successor shall be bound by the same restrictions by which the Advisor was bound prior to such assignment. A permitted assignment or any other assignment of this Agreement by the Advisor shall bind the assignee hereunder in the same manner as the Advisor is bound hereunder. This Agreement shall not be assignable by the Company without the prior written consent of the Advisor, except in the case of any assignment by the Company to a trust, corporation, partnership or other entity which is the successor to the Company, in which case the successor shall be bound hereby and by the terms of said assignment in the same manner and to the same extent as the Company is bound hereby.

17.           Default, Bankruptcy, Etc. of the Advisor. At the sole option of the Company, this Agreement may be terminated immediately by written notice from the Trustees to the Advisor if any of the following events shall have occurred:

(a)           the Advisor shall have violated any provision of this Agreement and, after written notice from the Trustees of the violation, shall have failed to cure the default within thirty (30) days;

(b)           a petition shall have been filed against the Advisor for an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and that petition shall not have been dismissed within ninety (90) days of filing; or a court having jurisdiction shall have appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Advisor for any substantial portion of its property, or ordered the winding up or liquidation of its affairs, and that appointment or order shall not have been rescinded or vacated within ninety (90) days of the appointment or order; or

(c)           the Advisor shall have commenced a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have made any general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they became due.

The Advisor agrees that, if any of the events specified in paragraphs (b) or (c) of this Section 17 occur, it will give written notice thereof to the Trustees within seven (7) days following the occurrence of the event.

18.           Action Upon Termination. From and after the effective date of any termination of this Agreement pursuant to Sections 15, 16 or 17 hereof, the Advisor shall be entitled to no compensation for services rendered hereunder for the remainder of the then-current term of this Agreement but shall be paid, on a pro rata basis, all compensation due for services performed prior to termination, including, without limitation, a pro rata portion of the then current year’s Incentive Fee. Upon termination, the Advisor immediately shall:

(a)           pay over to the Company all monies collected and held for the account of the Company by it pursuant to this Agreement, after deducting therefrom any accrued and unpaid Fees (including, without limitation, a pro rata portion of the then current year’s Incentive Fee, and reimbursements for its expenses to which it is then entitled);

(b)           deliver to the Trustees a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to the Trustees; and

(c)           deliver to the Trustees all property and documents of the Company then in its custody or possession.

The amount of Fees paid to the Advisor upon termination shall be subject to adjustment pursuant to the following mechanism. On or before the 30th day after public availability of the Company’s annual audited financial statements for the fiscal year in which termination occurs, the Company shall deliver to the Advisor a Certificate reasonably acceptable to the Advisor and certified by an authorized officer of the Company setting forth (i) the Annual Average Transferred Assets, the Annual Average Invested Capital and FFO Per Share for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees (including, without limitation, a pro rata portion of the then current year’s Incentive Fee) payable upon the date of termination. The Certificate shall be accompanied by a review of the calculation of the Annual Average Transferred Assets, the Annual Average Invested Capital and FFO Per Share by the Company’s independent certified public accountants.

If the annual Fees owed upon termination as shown in the Certificate exceed the Fees paid by the Company upon termination, the Company shall include its check for the deficit and deliver the same to the Advisor with the Certificate.

The Incentive Fee for any partial fiscal year will be determined by multiplying the Incentive Fee for such year (assuming this Agreement were in effect for the entire year) by a fraction, the numerator of which is the number of days in the portion of such year during which this Agreement was in effect, and the denominator of which shall be 365.

If the annual Fees owed upon termination as shown in the Certificate are less than the Fees paid by the Company upon termination, the Advisor shall remit to the Company its check in an amount equal to the difference.

19.           Trustee Action. Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

20.           Arbitration. The Company and the Advisor agree that any and all disputes and disagreements arising out of or relating to this Agreement, other than actions or claims for injunctive relief or claims raised in actions or proceedings brought by third parties, shall be resolved through negotiations or, if the dispute is not so resolved, through binding arbitration conducted in Boston, Massachusetts under the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures, with the following amendments to those rules. First, the parties agree that in no event shall the arbitration from commencement to issuance of an award take longer than 180 days. Second, the parties agree that the arbitration tribunal shall consist of three arbitrators and that the parties elect not to have the optional appeal procedure provided for in Rule 23. Third, in lieu of the depositions permitted in Rule 15(E) and (F), the parties agree that the only depositions shall be a single deposition to last no longer than one six-hour day that each party may take of the opposing party or an individual under the control of the opposing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.           TRUSTEES AND SHAREHOLDERS NOT LIABLE. THE DECLARATION OF TRUST OF THE COMPANY, A COPY OF WHICH, TOGETHER WITH ALL

AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND PROVIDES THAT THE NAME SENIOR HOUSING PROPERTIES TRUST REFERS TO THE TRUSTEES COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY. NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

22.           Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving the notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

If to the Company:

Senior Housing Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attention: President

If to the Advisor:

Reit Management & Research LLC

400 Centre Street

Newton, Massachusetts 02458

Attention: President

Such notice shall be effective upon its receipt by the party to whom it is directed. Either party hereto may at any time give notice to the other party in writing of a change of its address for purposes of this paragraph 22.

23.           Amendments. The Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

24.           Successors and Assigns. This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

25.           Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

26.           Captions. The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

27.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to its subject matter.

28.           Attorneys’ Fees. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action in addition to any other relief to which it or they may be entitled.

29.           Survival. The provisions of Sections 13, 14, 18, 20, 21, 22 and 28 of this Agreement shall survive the termination hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal by their duly authorized officers, as of the day and year first above written.

SENIOR HOUSING PROPERTIES TRUST

	By:	/s/ David J. Hegarty
Name: David J. Hegarty
Title: President

REIT MANAGEMENT & RESEARCH LLC

	By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Vice President

SOLELY AS TO SECTION 14 HEREOF:

/s/ Barry M. Portnoy
Barry M. Portnoy

/s/ Gerard M. Martin
Gerard M. Martin

/s/ Adam D. Portnoy
Adam D. Portnoy